Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity U.S. Bond Index Fund, Spartan Extended Market Index Fund, Spartan International Index Fund, Spartan Total Market Index Fund, and Spartan U.S. Equity Index Fund of our reports dated April 12, 2005 on the financial statements and financial highlights included in the February 28, 2005 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2005